United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 16, 2019

Date of Report (Date of earliest event reported)

Chardan Healthcare Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38762	82-3364020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17 State Street, 21st Floor New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 465-9000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Units, each consisting of one share of common stock, $0.0001 par value, and one Warrant	CHAC.U	NYSE American
Common stock, $0.0001 par value per share	CHAC	NYSE American
Warrants to purchase common stock	CHAC.WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

IMPORTANT NOTICES

Participants in the Solicitation

BiomX Ltd. (“BiomX”), Chardan Healthcare Acquisition Corp. (“CHAC”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of CHAC common stock in respect of the proposed transaction described herein. Information about CHAC’s directors and executive officers and their ownership of CHAC’s common stock is set forth in CHAC’s Prospectus dated December 14, 2018 filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the Securities and Exchange Commission (the “SEC”) since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.

Additional Information and Where To Find It

In connection with the transaction described herein, CHAC will file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, CHAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF CHAC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT CHAC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHAC, BIOMX AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by CHAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Chardan Healthcare Acquisition Corp., 17 State Street, 21st Floor, New York, NY 10004.

Forward-Looking Statements

This Current Report on Form 8-K and the documents incorporated by reference herein (this “Current Report”) contain certain “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this Current Report regarding the proposed transactions contemplated by the merger agreement (the “Merger Agreement”) among CHAC, CHAC Merger Sub Ltd. and BiomX (the “Merger”), including the anticipated initial enterprise value and post-closing equity value, the benefits of the Merger, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Merger. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHAC and BiomX managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against CHAC, the combined company, or others following the announcement of the Merger and the Merger Agreement; (3) the inability to complete the Merger due to the failure to obtain approval of CHAC’s stockholders or to satisfy other conditions to closing in the Merger Agreement; (4) changes to the proposed structure of the Merger that may be required or appropriate as a result of applicable laws; (5) the ability to meet NYSE American listing standards following the consummation of the Merger; (6) the risk that the Merger disrupts current plans and operations of BiomX as a result of the announcement and consummation of the Merger; (7) the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with third parties and partners, obtain adequate supply of raw materials and retain its management and key employees; (8) costs related to the Merger; (9) changes in applicable laws or regulations; (10) the possibility that BiomX or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (11) BiomX estimates of expenses; (12) the impact of foreign currency exchange rates and interest rates fluctuations on the results of BiomX or the combined company; and (13) other risks and uncertainties indicated in the proxy statement of CHAC to be filed by CHAC with the SEC in connection with the Merger, including those under “Risk Factors” therein, and other documents filed or to be filed from time to time with the SEC by CHAC.

A further list and description of risks and uncertainties can be found in CHAC’s Prospectus dated December 14, 2018 filed with the SEC and in the proxy statement on Schedule 14A that will be filed with the SEC by CHAC in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Any forward-looking statement made by us in this Current Report is based only on information currently available to CHAC and BiomX and speaks only as of the date on which it is made. CHAC and BiomX undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Item 1.01. Entry Into a Material Definitive Agreement

On July 16, 2019, Chardan Healthcare Acquisition Corp. (“CHAC”) entered into a merger agreement (the “Merger Agreement”) with CHAC Merger Sub Ltd., a wholly-owned subsidiary of CHAC (the “Merger Sub”), and BiomX Ltd. (“BiomX”), a leader in developing natural and engineered phage therapies that are designed to target and destroy bacteria that affect the appearance of skin as well as harmful bacteria in chronic diseases.

Acquisition of BiomX; Acquisition Consideration

Upon the closing of the transactions contemplated in the Merger Agreement (the “Closing”), Merger Sub will merge (the “Merger”) with and into BiomX, resulting in BiomX becoming a wholly owned subsidiary of CHAC.

As a result of the Merger, subject to reduction for indemnification claims as described below, an aggregate of 16,625,000 shares of CHAC common stock will be issued (or reserved for issuance pursuant to currently exercisable options or warrants) in respect of shares of BiomX capital stock that are issued and outstanding as of immediately prior to the effective time of the Merger and options and warrants to purchase shares of BiomX capital stock, in each case, that are issued, outstanding and vested as of immediately prior to the effective time of the Merger. Additional shares of CHAC common stock will be reserved for issuance in respect of options to purchase shares of BiomX capital stock that are issued, outstanding and unvested as of immediately prior to the effective time of the Merger.

The parties agreed that immediately following the Closing, CHAC’s board of directors will consist of no more than seven directors, two of which will be designated by Chardan Investments, LLC and five of which will be designated by BiomX.

Stockholder Approval

Prior to the consummation of the Merger, the holders of a majority of CHAC’s common stock attending a stockholder’s meeting (at which there is a quorum) must approve the transactions contemplated by the Merger Agreement (the “Stockholder Approval”). In connection with obtaining the Stockholder Approval, CHAC must call a special meeting of its common stockholders and must prepare and file with the SEC a Proxy Statement on Schedule 14A, which will be mailed to all stockholders entitled to vote at the meeting.

Representations and Warranties

In the Merger Agreement, BiomX makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate organization of BiomX and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure; (e) accuracy of charter and governing documents; (f) affiliate transactions; (g) required consents and approvals; (h) financial information; (i) absence of certain changes or events; (j) title to assets and properties; (k) material contracts; (l) insurance; (m) licenses and permits; (n) compliance with laws, including those relating to foreign corrupt practices and money laundering; (o) ownership of intellectual property; (p) employment and labor matters; (q) taxes and audits; (r) environmental matters; (s) brokers and finders; and (t) other customary representations and warranties.

In the Merger Agreement, CHAC makes certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) brokers and finders; (d) capital structure; (e) validity of share issuance; (f) minimum trust fund amount; (g) Nasdaq listing; and (h) SEC filing requirements.

Conduct Prior to Closing; Covenants

The Merger Agreement contains certain customary covenants of CHAC and BiomX, including, among other things, the following:

●	BiomX has agreed to operate its business in the ordinary course prior to the closing of the Merger (with certain exceptions) and not to take certain specified actions without the prior written consent of CHAC.

●	CHAC has agreed to operate its business in the ordinary course prior to the closing of the Merger (with certain exceptions) and not to take certain specified actions without the prior written consent of BiomX.

In addition, the parties agreed to take the following actions, among others, before the completion of the Merger:

●	CHAC and BiomX shall use their commercially reasonable efforts to cause:

o	the immediately available funds contained in CHAC’s trust account (net of any redemption amounts) available for release to CHAC immediately following the closing of the Merger (but prior to the payment of any expenses of CHAC), plus the immediately available funds deposited by third party investors into an escrow account established for the purposes of holding the cash proceeds paid by such third party investors to purchase shares of CHAC common stock from current CHAC public stockholders to equal or exceed $30,000,000; and

o	the immediately available funds deposited by certain BiomX shareholders into an escrow account established for the purposes of holding the cash proceeds paid by such BiomX shareholders to purchase shares of CHAC common stock from current CHAC public stockholders, to equal or exceed $20,000,000.

●	Prior to the Closing, BiomX will amend its existing equity incentive plan (or adopt a new equity incentive plan having the same effect that will be assumed by CHAC as of the Closing), to include: (a) an “evergreen” provision that will provide for an automatic increase on an annual basis in the number of shares available for issuance under BiomX’s existing equity incentive plan (or such new equity incentive plan) equal to an amount as determined by the compensation committee, not to exceed on an annual basis four percent (4%) of the total number of shares of CHAC common stock then-issued and outstanding; and (b) such other terms as are customary for a company whose securities are traded on the NYSE American Stock Exchange or any similar exchange in the United States of America.

Conditions to Closing

General Conditions

The obligation of CHAC and BiomX to consummate the Merger is conditioned on, among other things, (a) the absence of any order, stay, judgment or decree by any government agency restraining or prohibiting or imposing any condition on the closing of the Merger; (b) at least 50 days shall have elapsed after the filing of a merger proposal with the Registrar of Companies of the State of Israel (the “Registrar of Companies”), and at least 30 days shall have elapsed after the approval of the Merger by the shareholders of each of BiomX and Merger Sub, and the certificate of merger shall have been received from the Registrar of Companies; (c) all necessary governmental approvals having been obtained; (d) the absence of any litigation brought by a governmental agency seeking to enjoin or otherwise restrict the consummation of the Merger; (e) CHAC’s initial listing application with the NYSE American in connection with the transactions contemplated by the Merger Agreement shall have been approved, immediately following the Closing CHAC shall satisfy any applicable initial and continuing listing requirements of the NYSE American and CHAC shall not have received any notice of non-compliance therewith, and the CHAC common stock shall have been approved for listing on the NYSE American, subject to completion of the Merger; and (f) each of CHAC and BiomX shall have obtained the approval of its stockholders.

BiomX’s Conditions to Closing

The obligations of BiomX to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon, among other things, each of the following:

●	CHAC complying in all material respects with all of its obligations required to be performed pursuant to the covenants in the Merger Agreement.

●	The Aggregate Investment Amount shall equal or exceed $50,000,000.

●	The aggregate amount of indebtedness, expenses and other liabilities of CHAC that remain unpaid as of immediately prior to the Closing is less than $1,000,000.

●	The daily volume weighted average price of a share of CHAC common Stock for the 10 trading days immediately preceding the Closing date shall equal at least $9.50.

●	The immediately available funds deposited by certain BiomX shareholders into an escrow account established for the purposes of holding the cash proceeds paid by such BiomX shareholders to purchase shares of CHAC common stock from current CHAC public stockholders, shall equal or exceed $20,000,000.

CHAC’s Conditions to Closing

The obligations of CHAC to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon, among other things, each of the following:

●	There shall have been no continuing event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a material adverse effect on BiomX.

●	The immediately available funds deposited by certain BiomX shareholders into an escrow account established for the purposes of holding the cash proceeds paid by such BiomX shareholders to purchase shares of CHAC common stock from current CHAC public stockholders, shall equal or exceed $20,000,000.

Indemnification

From and after the Closing, holders of shares of BiomX capital stock and vested warrants to purchase shares of BiomX capital stock (collectively, the “Escrow Participants”) have agreed to indemnify and hold harmless CHAC against and in respect of specified actual and direct out-of-pocket losses incurred or sustained by CHAC as a result of: (a) any breach or inaccuracy of any of the representations, warranties set forth in Article V of the Merger Agreement (as modified by the schedules of the Merger Agreement) or in a specified certificate delivered by BiomX to CHAC at closing, in each case as of the Closing Date, and (b) any breach or nonfulfillment of any covenants of BiomX contained in the Merger Agreement to be performed prior to the Closing Date.

Ten percent of the shares of CHAC common stock issuable to (or reserved for issuance for) the Escrow Participants at the Closing shall be deposited into a third party escrow account (the “Escrow Shares”) to serve as CHAC’s sole and exclusive security for the Escrow Participant’s obligation to indemnify CHAC under the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary:

●	CHAC’s sole and exclusive remedy for all indemnifiable losses under the Merger Agreement shall be the recovery of a number of shares of CHAC common stock from the Escrow Shares having a value equal to the losses that have been finally determined to be owing to CHAC in accordance with the Merger Agreement (at an assumed value equal to the greater of: (i) $10.00 per share; or (ii) the total amount payable to the stockholders of CHAC holding units or common stock of CHAC who shall have validly redeemed such units or common stock upon acceptance by CHAC of such units or common stock (the “Escrow Share Value”)), in each case, subject to the Indemnifiable Loss Limit (as defined below).

●	The maximum liability of the Escrow Participants under the Merger Agreement or otherwise in connection with the transactions contemplated by the Merger Agreement shall in no event exceed an amount equal to: (i) the Escrow Share Value, multiplied by (ii) the Escrow Shares (the “Indemnifiable Loss Limit”).

●	CHAC shall not be entitled to indemnification pursuant to Section 11.1 of the Merger Agreement unless and until the aggregate amount of losses to CHAC equals at least $1,246,875 (the “Basket”), at which time, subject to the other limitations set forth in the Merger Agreement, CHAC shall be entitled to indemnification for any losses above the Basket, less $124,687.50 per loss.

●	The Escrow Participants shall have no liability or obligation to indemnify CHAC under the Merger Agreement with respect to the breach or inaccuracy of any representation, warranty, covenant or agreement based on any matter, fact or circumstance known to CHAC or any of its representatives or disclosed in the information set out in any schedule to the Merger Agreement.

●	Nothing in the Merger Agreement (i) limits the parties’ rights to seek injunctive relief or other equitable remedies, (ii) would prevent CHAC from bringing an action for fraud (with scienter) against the Person who committed such fraud (with scienter) or (iv) limit the right of any person or entity to pursue remedies under any other agreement entered into in connection with the transactions contemplated by the Merger Agreement against the parties thereto.

The indemnification to which CHAC is entitled from the Escrow Participants pursuant to Section 11.1 of the Merger Agreement for losses shall be effective so long as it is asserted prior to the expiration of the six (6) month anniversary of the Closing date (the “Survival Period”); provided, that in the event that any indemnification notice shall have been given by CHAC in accordance with the provisions of the Merger Agreement (each, an “Indemnification Notice”) prior to the expiration of the Survival Period and such claim has not been finally resolved by the expiration of the Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such Indemnification Notice shall survive solely for purposes of resolving such claim until such matters are finally resolved.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing by:

●	the mutual written agreement of BiomX and CHAC;

●	CHAC or BiomX, in the event a governmental authority shall have issued an order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order is final and non-appealable.

●	CHAC, if the closing has not occurred on or prior to October 31, 2019 (the “Outside Closing Date”); provided, that if the SEC has not declared CHAC’s proxy statement effective on or prior to September 30, 2019, the Outside Closing Date shall be automatically extended to November 30, 2019; provided, further, that CHAC is not in material breach of any of its obligations under the Merger Agreement; or

●	BiomX, if the closing has not occurred on or prior to the Outside Closing Date; provided, further, that BiomX is not in material breach of any of its obligations under the Merger Agreement.

●	CHAC, if: (i) BiomX shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 10.2 of the Merger Agreement impossible; and (ii) such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by BiomX of a written notice from CHAC describing in reasonable detail the nature of such breach.

●	BiomX, if: (i) CHAC shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 10.3 of the Merger Agreement impossible; and (ii) such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by CHAC of a written notice from BiomX describing in reasonable detail the nature of such breach.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Exhibit 2.1 hereto, and which is incorporated by reference in this report. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Additional Agreements

In addition to the Merger Agreement:

1.	Chardan Investments, LLC, CHAC’s initial public offering sponsor, entered into an agreement with BiomX pursuant to which if the Aggregate Investment Amount, is less than $70,000,000, Chardan Investments LLC, has agreed to forfeit a number of whole shares of CHAC common stock equal to: (a) 500,000 shares of CHAC common stock; multiplied by (b) the quotient of: (i) the absolute value of the difference between $70,000,000 minus the Aggregate Investment Amount; divided by (ii) $20,000,000, rounded to the nearest whole share; provided, however, that in no event will Chardan Investments LLC be required to forfeit more than 500,000 shares of CHAC common stock.

2.	Chardan Securities, LLC entered into an agreement with BiomX pursuant to which it agreed to purchase up to $2.5 million of shares of CHAC’s common stock (either directly from CHAC (at a price of $10.00 per share) or from public stockholders (at prices no greater than the redemption amount per share) at the Closing in the event that the Aggregate Investment Amount would be less than $50 million but greater than $47,499,999.

3.	CHAC entered into voting agreements with holders of 1,000,000 shares of its common stock pursuant to which such stockholders agreed to vote in favor of the transactions contemplated by the Merger Agreement and to not redeem or sell such shares.

4.	CHAC and certain current CHAC public shareholders entered into agreements with certain of BiomX’s current shareholders pursuant to which such BiomX shareholders agreed to purchase an aggregate of 1,879,075 shares of CHAC’s common stock at Closing from such CHAC public stockholders at a price of $10.00 per share. In addition, CHAC agreed to pay such selling CHAC public shareholders an amount equal to the difference between the redemption price per share at the Closing minus $10.00 per share. The selling CHAC public shareholders agreed to vote in favor of the transactions contemplated by the Merger Agreement and not to redeem or sell to third parties such shares of CHAC common stock. In addition, CHAC also agreed to issue such BiomX shareholders the following number of additional shares in the aggregate subject to the achievement of the conditions specified below:

a.	Following the Closing, if the daily volume weighted average price of a share of CHAC common stock in any 20 trading days within a 30 trading day period prior to January 1, 2022 is greater than or equal to $16.50 per share, then CHAC shall issue 2,000,000 shares of CHAC common stock.

b.	Following the Closing, if the daily volume weighted average price of a share of CHAC common stock in any 20 trading days within a 30 trading day period prior to January 1, 2024 is greater than or equal to $22.75 per share, then CHAC shall issue 2,000,000 shares of CHAC common stock.

c.	Following the Closing, if the daily volume weighted average price of a share of CHAC common stock in any 20 trading days within a 30 trading day period prior to January 1, 2026 is greater than or equal to $29.00 per share, then CHAC shall issue 2,000,000 shares of CHAC common stock.

5.	CHAC entered into a letter agreement with certain BiomX shareholders to sell additional CHAC Shares to them in the event that certain events occur.

6.	CHAC entered into agreements with investors that agreed to purchase up to 810,000 of shares of CHAC common stock at CHAC’s request and not to redeem such shares of CHAC common stock in connection with the Closing.

7.	Certain third parties entered into agreements to purchase 1,234,908 shares of CHAC’s common stock from certain of its current public stockholders at the Closing. The selling CHAC public stockholders agreed to vote in favor of the transactions contemplated by the Merger Agreement and not to redeem or sell to third parties such shares of CHAC common stock.

8.	BiomX shareholders owning 86% of the voting power in BiomX entered into support agreements with CHAC pursuant to which such shareholders agreed to vote in favor of the transactions contemplated by the Merger Agreement at each meeting of the shareholders of BiomX.

Except as described above, no consideration was paid by CHAC in connection with the agreements described above.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The securities of CHAC to be issued in connection with the Merger and additional agreements will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Item 7.01 Regulation FD Disclosure

Attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference is a copy of the press release issued July 16, 2019 announcing the proposed transaction.

Attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference is the investor presentation dated July 2019 that will be used by CHAC in making presentations to certain existing and potential stockholders of CHAC with respect to the proposed transaction.

Exhibits 99.1 and 99.2 are being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Exchange Act or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01. Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

2.1*	Merger Agreement, dated as of July 16, 2019, by and among Chardan Healthcare Acquisition Corp., CHAC Merger Sub Ltd. and BiomX Ltd.
99.1**	Press Release dated July 16, 2019
99.2**	Investor Presentation dated July 2019

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

**	Furnished but not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 17, 2019

CHARDAN HEALTHCARE ACQUISITION CORP.

By:	/s/ Jonas Grossman
Name:	Jonas Grossman
Title:	President and Chief Executive Officer